EXHIBIT 10.12
Annual Incentive Bonus Plan
Most salaried (non-sales) employees participate in the Annual Incentive Bonus Plan, an incentive pay program that is intended to reward employees when the company is successful by aligning awards with performance. Incentive awards are based on performance of the company overall and the individual employee’s performance. The target percentage for the majority of employees is 5% of paid salary. Individual awards can range from 0% to 200% of target or up to 10% of paid salary.
Non-sales senior managers and a small number of key individual contributors who occupy positions with a high relative impact on the company’s business success participate in the Annual Incentive Bonus Plan at various target levels. Determination of eligibility will be made by senior leadership with the help of competitive pay data supplied by Human Resources. The target awards for this group ranges from 10% to 50% of paid salary. Individual awards can range from 0% to 200% of target.
To be eligible for either plan, employees must be salaried employees and do not participate in a sales or other production-related incentive plan (Long Term Incentive Plan excluded). Eligible employees hired January 1 through September 30 begin participating as of their date of hire. Eligible employees hired October 1 through December 31 begin participating on the January 1 following their hire date.
At the beginning of every year, specific overall company financial goals and target funding are set for the plan.
Individual incentive awards are based in part on an assessment of individual performance compared to the performance goals and/or expectations set with the individual’s manager.
Employees must be employed on December 31 of the plan year and remain continuously employed by the company through the award payout date in order to be eligible to receive an annual bonus award. Exceptions include death, disability, retirement or position elimination. In these cases, the bonus will be based on the salary paid through the employee’s last day of work within the plan year.
Annual awards (if any) are paid as a single sum, generally in March, after performance assessments.
In addition to establishing performance goals at the beginning of the year, the company will create a target incentive pool. The target amounts in these pools are based on the sum of all participants’ target incentive awards.
An overall performance threshold or “funding trigger” will be established each year, below which the plan will not be funded, and there would be no payouts under the plan.

February 21, 2005